Exhibit 10.2

Norwegian Shipbroker's Association's Memo-
randum of Agreement of sale and purchase of
ships. Adopted by The Baltic and International
Maritime Councils (BIMCO) in 1956
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

MEMORANDUM OF AGREEMENT

Date: 3rd November 2004

ESSAR SHIPPING LIMITED, of Eassar House, Mahalaxmi, Mumbai 400 034, India

hereinafter called the Sellers, have agreed to sell, and

TOP TANKERS INC.,  OF 109-111 Messogion Ave, Politia Centre, Bldg C1, Athens 115 26, Greece, or its guaranteed nominee hereinafter called the Buyers, have agreed to buy

Name: M.T. KAMLESH

Classification Society/Class: DNV

Built: 1991	By: Hyundai Heavy Industries Ltd, South Korea

Flag: Indian	Place of Registration: Mumbai

Call Sign: ATME	Grt/Nrt: 79,718/46,569

IMO Number: 9000560

hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8, and India.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1.             Purchase Price USD $50,550,000 (United States Dollars Fifty Million Five Hundred and Fifty Thousand only) Cash

2.             Deposit

A) Non-refundable Deposit

Buyers are to place the amount of USD 500,000 promptly upon lifting of Sellers BOD approval as deposit in a joint account (account details to be advised) between the Sellers and the Buyers. Buyers to give proof of transmission of deposit within 24 hours upon Sellers lifting their BOD approval. This proof to come directly from the Buyer's bank to Sellers bank. Non-payment of the deposit under this Clause will constitute a default and Sellers will have full recourse to Top Tankers Inc. for the amount.

This amount will be a non-refundable deposit in the event the Buyers do not lift their "subject" for MT Kamlesh (the "Vessel") as per Clause 17. In such a case the deposit will be released to the Sellers. In the event the Buyers exercise the option to buy the Vessel as per Clause 17B, then the amount of USD 500,000 will be adjusted towards the 10% Deposit as per Clause 2B. In no event will more than USD 500,000 of such non-refundable deposit be adjusted towards the purchase of this Vessel.

B) Ten Percent (10%) Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within three (3) banking days from the date of  the Buyers lifting their subject in Clause 17 of this Agreement. This deposit shall be placed with Sellers nominated bank in London.

and held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged by the bank for holding the said deposit and closing shall be borne equally by the Sellers and the Buyers.

3.                                       Payment

The said Purchase Price along with extra payment for bunkers/luboils etc. (as applicable) shall be paid in full free of bank charges to Sellers nominated account at closing on delivery of the Vessel and in exchange for the usual/normal sale documents as mutually agreed, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.                                       Inspections

a)*                               The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at La Coruna in October 2004  and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

5.                                       Notices, time and place of delivery

a)                                      The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 15,10, 7,5 days approximate notice, and 3,1 days definite notice of the estimated time of arrival at the intended place of delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery. Notices to be sent by email or fax via brokers

b)                                     The Vessel shall be delivered and taken over charter-free or with present charter attached, free of cargo (if delivered charterfree), free of stowaways, safely afloat at one safe and freely accessible berth, port or anchorage Worldwide range, but excluding ice-bound areas and war-risks areas (not permitted by Lloyds underwriters even upon payment of AWRP) in the Sellers' option.

Expected time of delivery: 1st January 2005 - 15th April 2005 (both days inclusive) in Sellers option Sellers will endeavor to deliver the Vessel without obligation or liability to deliver to Buyers upon completion of current voyage from the time of Buyers lifting their ‘subject’ in Clause 17. The Buyers are aware of the terms of the Time Charter, and same has been accepted.

                                                Date of cancelling (see Clauses 5c), 6b) (iii) and 14): 15th April 2005 in Buyers option

c)                                      If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 2 working days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 2 working days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5a) and 5c) shall remain unaltered and in full force and effect.

Buyers and Sellers will not have the right for any claims due to the fact that Vessel missed her Cancelling date.

d)                                     Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.                                       Drydocking/Divers Inspection See Clause 21

*                                         Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

7.             Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, on order and on shore. All spare parts and spare equipment, if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation, wireless and navigational equipment, loading instrument (loadicator) and GMDSS, PC's and Printers shall be included in the sale without extra payment. Unused/used stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

-   VIDEOTEL LIBRARY

-   OXYGEN, ACETYLENE & FREON CYLINDERS

The Buyers shall take over and pay extra for unused/unbroached lubricating oils in storage tanks and sealed drums at Sellers net contract prices (less Sellers discounts/rebates) at Vessel's last supply which to be evidenced by relevant invoices/vouchers. If vessel is delivered with charter attached, it is understood that no payment will be made for bunkers on board which belong to the Charterers. If vessel is delivered charterfree, then Buyers also to pay extra for remaining bunkers at Sellers last net contract price at Vessel's last supply which to be evidenced by relevant invoices/vouchers (excluding barging). Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.             Documentation

The place of closing/payment: London

In exchange for payment of the Purchase Price and delivery of the Vessel, the Buyers and Sellers shall provide each other with their respective delivery documents. Buyers and Sellers shall mutually advise their requirements and the same to be incorporated as an Addendum to this Agreement. Signing of such Addendum shall by no means delay signature of this Agreement by both parties. However the list of delivery documents required by Buyers/Sellers to be advised within 7 days of signing this Agreement by fax.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers on board the classification certificate(s), a set of manuals/drawings relative to the main engine/auxillaries in addition to all other existing manuals/instruction books as well as all plans and technical records etc., which are on board the Vessel or in their possession. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.             Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.           Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.           Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in substantially the same condition as she was at the time of inspection, fair wear and tear expected. However, the Vessel shall be delivered with her present class maintained with all continuous surveys valid and upto date, free from any condition of Class/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national/international trading certificates, clean, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery. “Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a), if

•                                          Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.           Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.           Buyers' default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.           Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 or new cancelling date as per Clause 5c the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 or new cancelling date as per Clause 5c and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit under Clause 2A and 2B together with interest earned shall be released to them immediately. Buyers and Sellers will not have the right for any claims due to the fact that Vessel missed her Cancelling date.

15.           Buyers’ representatives

After this Agreement has been signed by both parties and the 10% deposit under Clause 2B has been lodged, the buyers have the right to place two representatives on board the Vessel for a maximum period of thirty (30) days at their sole risk and expense, who will remain on board until delivery. These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the manning/operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.

16.           Arbitration

a)*                               This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final. Arbitrators to be members of London Maritime Arbitrators Association.

*                                         16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

Clauses 17 — 22 MAKE AN INTEGRAL PART OF THIS AGREEMENT.

17)   BUYERS SUBJECTS & OPTION FOR VESSELS

A) This Agreement is part of an agreement reached between Buyers and Sellers for enbloc sale of five (5) vessels, namely, MT Kamlesh, MT Shravan, MT Kishore, MT Nandu and MT Chanda, and this sale is SUBJECT to "FOLLOW ON OFFERING" BY MSSRS TOP TANKERS INC. This 'Subject' is to be lifted latest by 25th November 2004, close of business, New York, USA

B) At the time of lifting Buyers 'subject' under sub-clause (a) above, Buyers to declare the number of vessels to be purchased, which in any case will be minimum one (1). In the event that the number of vessels to be purchased is less than five (5), then the order of purchase of the vessels by the buyers will be in the following sequence:

– If l vessel to be purchased by the Buyers it will be MT Kamlesh

– If 2 vessels to be purchased by the Buyers it will be MT Kamlesh and MT Shravan

– If 3 vessels to be purchased by the Buyers it will be MT Kamlesh, MT Shravan, and MT Kishore

– If 4 vessels to be purchased by the Buyers it will be MT Kamlesh, MT Shravan, MT Kishore and MT Nandu

18)   SELLERS SUBJECT

Sellers' Board Approval has been lifted and conveyed to Buyers through Brokers via fax dated 3rd November 2004 at 1500 hours Indian time.

19)   P & C

The Price, terms and conditions of the sale are to be kept strictly private and confidential by all parties concerned. However, should the details of the sale become known or reported in the market,  neither the Buyers nor the Sellers shall have the right to cancel this Agreement. Except that certain terms and conditions of this transaction will be publicly disclosed and disseminated as required by S.E.C., NASDAQ, BSE and SEBI rules and regulations.

20)   NO BLACKLIST

Sellers to confirm in writing that to the best of their knowledge, the Vessel is not blacklisted by any state or organisation such as the ITF or by the Arab Boycott League.

21)   DRYDOCKING

No pre-delivery drydocking clause to apply. However the Buyers have the right to inspect the Vessel's underwater parts by a diver approved by Class, which shall be arranged by Buyers at Buyers expense prior delivery. If the conditions at the place of underwater survey are unsuitable for such inspection due to tides/weather/underwater visibility/not clear-sufficient waters due to water depth, then the Sellers shall immediately make the Vessel available at a suitable alternative place near to the delivery port without any extra cost from the Buyers. The Sellers to have the option for divers inspection to take place, at a place with clear water visibility before the last discharging port, provided ample notice is given to Buyers for preperation.

In the event the Buyers choose such diver's inspection, same shall be carried out in the presence of the Vessel's Class surveyor (whom to be for Sellers expense) and in the presence of the Sellers/Buyers representatives without interferring with the Vessel's operation. Should any damage be found during such inspection that will impose a recommendation and/or condition of Class, then:

a) In case the Class imposes a recommendation and/or condition of Class but the Vessel is not required to be drydocked before her next scheduled drydock, then the Sellers shall pay the Buyers the direct cost only (excluding drydocking costs) to repair such damage in a way which is acceptable by the Class and which to be based on the average of two (2) quotations given by two reputable independent repair yards at port of delivery or nearby, one at Sellers choice and one at Buyers choice. The above amount agreed shall be deducted from the balance of the purchase money at the time of delivery.

B) In case the Class requires the Vessel to be drydocked before next drydocking survey, the Sellers shall drydock the Vessel as per Clause 6 (c) of NSF 1993, which clause shall apply excepting that tailshaft withdrawl will be done only if Class requires same to be done, at their expense prior to delivery of the Vessel, and repair same to Class satisfaction. Delivery date shall be extended pro-rata and Buyers to have the right to attend such repairs without interfering to Sellers repairs.  Such extension will be given by Buyers for a maximum period of 60 days.

In any case of the above, whether damage is found or not, the cost of the divers inspection shall be for the Buyers account whilst the cost of the Class society attendance shall be for Sellers account. The Class shall at all times be the sole arbitrator as to whether underwater damage, if any, imposes condition/recommendation of Class. The decision of Class as to whether underwater damage, if any, imposes a condition/recommendation of Class shall be final and binding for both parties.

22) TIME CHARTER ARRANGEMENT AFTER 1ST FEBRUARY 2005

In the event the Vessel is not delivered by 31st January 2005 pursuant to Buyers lifting their subject as per Clause 17B, then the Sellers will give the Vessel on a timecharter on the following terms:

The Sellers will timecharter the Vessel to the Buyers until the cancelling date 15th April 2005 at a rate of USD 1 per day. The Buyers will immediately charter back the Vessel to Essar Shipping Limited, Mumbai or its nominee, on Time Charter at a rate of USD 29,000 per day net. However the Sellers will have a right to deliver the ship as per the delivery terms at any time between 1st February 2005 to 15th April 2005. Such hire is payable 15 days in advance. Otherwise standard TC terms to apply. It is understood that the Charter Party will not include an offhire clause (ie: whatever might happen Buyers cannot be put off-hire). Also Buyers will not be liable for any claim (such as for pollution, disbursement accounts, unpaid expenses of any nature).

In case Buyers fail to take delivery of the Vessel in accordance with this agreement, the total amount paid under this charter by Sellers shall be returned to them by Buyers immediately without any contention and this will be guaranteed by Top Tankers Inc., the NASDAQ listed entity.

For the Sellers	For the Buyers

Name:	Name:

This document is a computer generated copy of "SALEFORM 1993", printed by authority of the Norwegian Shipbrokers' Association, using software which is the copyright of Strategic Software Ltd. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers' Association and Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.